TXI Promotes Sharon M. Ellis to Treasurer

(Dallas, TX - July 31, 2008) -- Texas Industries, Inc. (NYSE: TXI) today announced the promotion of Sharon M. Ellis to the position of Treasurer effective August 1, 2008. In this new position, Ms. Ellis will be responsible for the capital and cash management functions within the Company.

“Sharon is a seasoned financial professional with an extensive background particularly in developing and analyzing strategic financial and operational alternatives,” said Kenneth Allen, Chief Financial Officer. “She is a strong and positive addition to our TXI team.”

Ms. Ellis has over 17 years of experience in corporate finance including her most recent position as Chief Financial Officer for The Container Store. In 2004, she was ranked top banker in Texas and one of the Top Five in the United States by one of the leading money center banks in the nation.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, aggregate and concrete. With operations in six states, TXI is the largest producer of cement in Texas and a major producer in California. TXI is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest.

TXI shares are traded on the New York Stock Exchange under the symbol “TXI”.

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TXI Names Les Vines Chief Accounting Officer

(Dallas, TX - July 31, 2008) -- Texas Industries, Inc. (NYSE: TXI) announced that Les Vines, Vice President-Corporate Controller, has been named Chief Accounting Officer of the Company. In this new responsibility, Vines will lead the Company’s public financial reporting. He will continue to manage the corporate accounting function and all tax matters for TXI.

“Les has been with TXI for thirteen years and has been an officer of the company since 2004,” said Kenneth Allen, Chief Financial Officer. “His achievements during that time and his expertise in accounting, control management and tax make him exceptionally qualified for this important position.”

Vines joined TXI in 1995 as the Corporate Tax Manager. Prior to that, he spent ten years in public accounting.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, aggregate and concrete. With operations in six states, TXI is the largest producer of cement in Texas and a major producer in California. TXI is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest.

TXI shares are traded on the New York Stock Exchange under the symbol “TXI”.

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